Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

National Bank Holdings Corporation:

We consent to the incorporation by reference in the registration statement No. 333-177971 on Form S-1, No. 333-184054 on Form S-3, and No. 333-204071 and No. 333-195785 on Form S-8 of National Bank Holdings Corporation and subsidiaries (the Company) of our reports dated February 24, 2017, with respect to the consolidated statements of financial condition of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of the Company. Our report refers to the Company’s adoption of FASB Accounting Standards Update (ASU) No. 2016-09, Improvements to Employee Share-Based Payment Accounting in 2016.

Kansas City,  Missouri

February 24, 2017